Exhibit 4.6

                      CERTIFICATE OF AMENDMENT/DESIGNATION
                                       TO
                              AMENDED AND RESTATED
                           CERTIFICATE OF DESIGNATION
                                       OF
                               VANTAS INCORPORATED

                      SERIES E CONVERTIBLE PREFERRED STOCK

      Pursuant to Chapter 78 of the Nevada Revised Statutes, VANTAS Incorporated, a Nevada corporation (the "Corporation"), does hereby certify as follows:

            1. The Amended and Restated Certificate of Designation for the Corporation's Series E Convertible Preferred Stock dated September 17, 1999, and filed with the Nevada Secretary of State on September 24, 1999, is hereby amended to affix the Appendix (attached hereto) referenced in Section 8 of Exhibit A (page 15) thereto, which was inadvertently omitted from that filing. All necessary shareholder and director approvals were previously obtained.

            2. The following resolutions were duly adopted by the Board of Directors of the Corporation as of January 3, 2000:

            RESOLVED, that pursuant to Article IV of the Amended and Restated Articles of Incorporation of this Corporation dated July 20, 1999, as amended by Certificate of Amendment dated January 3, 2000, the Corporation hereby amends and restates in its entirety Section 1 of the Amended and Restated Certificate of Designation for the Corporation's Series E Convertible Preferred Stock dated September 17, 1999, and filed with the Nevada Secretary of State on September 24, 1999 (the "Series E Certificate of Designation"), as set forth on Exhibit B annexed hereto (the "Certificate of Amendment to Series E Certificate of Designation"), to increase the number of shares of preferred stock, par value $.01 per share, of the Company designated as "Series E Convertible Preferred Stock" from 1,000,000 shares to 3,500,000 shares; and be it further

            RESOLVED, that the officers of this Corporation be, and they hereby are, authorized and empowered to execute and file with the Secretary of State of Nevada, the Certificate of Amendment to Series E Certificate of Designation.

            3. Set forth as Exhibit A is a true and correct copy of the Certificate of Amendment to Series E Certificate of Designation.

            4. All required approvals of the shareholders of the Corporation have been obtained.

            5. This Certificate is effective January 3, 2000.

      IN WITNESS WHEREOF, VANTAS Incorporated has caused this Certificate of Amendment to be signed by its President and Assistant Secretary as of January 3, 2000.


                                            By: /s/ David W. Beale
                                                --------------------------
                                                David W. Beale, President
                                                Chief Executive Officer

ATTEST:


/s/ Steven M. Cooperman
-----------------------------------
Steven M. Cooperman, Assistant Secretary,
Senior Vice President and General Counsel

STATE OF NEW YORK     )
                      ) SS.
COUNTY OF NEW YORK    )

            On the 3rd day of January 2000, personally appeared before me David
W. Beale, the President and Chief Executive Officer of the Corporation, and Steven M. Cooperman, the Assistant Secretary, Senior Vice President and General Counsel of the Corporation, and who acknowledged that they executed the above Certificate of Amendment.


                                             /s/ Barbara DiMartino
                                             -----------------------------
                                             Notary Public

                                    EXHIBIT A

      Section 1 of the Certificate of Designation for the Corporation's Series E Convertible Preferred Stock is hereby amended and restated in its entirety as follows:

      "1. DESIGNATION AND NUMBER OF SHARES. The designation of this series of Three Million Five Hundred (3,500,000) shares of Preferred Stock, par value $.01 per share, created by the Board of Directors of the Corporation pursuant to the authority granted to it by the Articles of Incorporation of the Corporation is "Series E Convertible Preferred Stock," which is hereinafter referred to as the "Series E Preferred Stock." In the event that the Corporation does not issue the maximum number of shares of Series E Preferred Stock, the Corporation may, from time to time, by resolution of the Board of Directors, reduce the number of shares of Series E Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series E Preferred Stock then issued or reserved for issuance. The number of shares by which the Series E Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Corporation's Board of Directors. The Series E Preferred Stock, the Corporation's Series A convertible preferred stock, par value $.01 per share (the "Series A Preferred Stock"), the Corporation's Series B convertible preferred stock, par value $.01 per share (the "Series B Preferred Stock"), the Corporation's Series C convertible preferred stock, par value $.01 per share (the "Series C Preferred Stock"), and the Corporation's Series D convertible preferred stock, par value $.01 per share (the "Series D Preferred Stock" and, together with the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock and the Series E Preferred Stock, the "Preferred Stock"), shall be pari passu, and without distinction as to class or series, except as otherwise set forth herein or as the context otherwise requires, and with respect to dividend rights and rights on liquidation, dissolution, or winding up, shall rank senior to the Corporation's Class A common stock, par value $.01 per share (the "Class A Common Stock"), and the Corporation's Class B common stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock")."